Exhibit 99(a)(5)(J)

Jerrick Media Holdings, Inc. Completes a Successful Tender Offer with over 90% of Eligible Warrants Exchanged

NEW YORK, April 12, 2019 /PRNewswire/ -- Jerrick Media Holdings, Inc., (OTCQB: JMDA) (the “Company” or “Jerrick”), the creator of Vocal, announced today that on April 11, 2019 it substantially completed its offer to holders of certain of the Company’s outstanding warrants (the “Warrants”). The aggregate amount of the Warrants tendered, each with an exercise price of $0.20, represents approximately 91% of the warrants eligible to be exchanged, and 49% of the Company’s total outstanding warrants.

“Our tender offer exceeded both expectations and industry standards. We would like to thank all the warrant holders for their consideration and support,” commented Jerrick CEO Jeremy Frommer.

The offer was to holders of certain of the Company’s Warrants, each with an exercise price of $0.20, to receive an aggregate of 61,832,962 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), to receive thirty-three thousand three-hundred thirty-three (33,333) Shares in exchange for every one-hundred thousand (100,000) Warrants tendered by the holders of Warrants (the “Tender Offer”). Jerrick exchanged approximately 56,571,598 Warrants as part of the Tender Offer.  Participating investors will receive approximately 18,784,878 Shares by April 23, 2019, but likely at an earlier date.

“With this nearly unanimous action by our investors, the Company’s capital structure is positioned for growth. We will continue to allocate capital centrally focused on execution of our business plan, including product development and strategic acquisitions,” continued Frommer.

The complete terms of the Tender Offer were set forth in the Tender Offer Statement on Schedule TO and related exhibits filed with the Securities and Exchange Commission (the “SEC”) on February 14, 2019, as amended. Copies of the Schedule TO, the prospectus and other related materials are available on the SEC’s website, at www.sec.gov.

About Jerrick

Jerrick is a holding company that develops technology-based solutions designed to solve for challenges that have resulted from disruption and evolution within the broad media and content generation environment. Its flagship product Vocal is a long-form, digital publishing platform focused on supporting content creators by providing them with content management tools that are embedded within digital communities. Vocal is architected to enable targeted marketing of branded content and e-commerce opportunities embedded within long-form content. Vocal’s community sites are managed by a dedicated team, whose primary focus is on creating safe and productive communities and identifying monetization opportunities within them.

For news and more information please visit: https://jerrick.media/

For regular updates on Jerrick and Vocal, follow our LinkedIn pages:

Jerrick: https://www.linkedin.com/company/jerrick-media/

Vocal: https://www.linkedin.com/company/vocal/

Vocal for Brands: https://www.linkedin.com/showcase/vocal-for-brands/

Safe Harbor Statement

This press release may contain certain “forward-looking statements” relating to the business of Jerrick Media Holdings, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  These statements include, but may not be limited to, those relating to the Tender Offer, and the transactions expected to be engaged in in connection with the Tender Offer. In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include risks associated with the transactions contemplated by the Tender Offer, including but not limited to risks related to the failure to close the transactions contemplated by the Tender Offer, and other risks, uncertainties and other factors described in the Company’s quarterly reports on Form 10-Q and annual reports on Form 10-K and in Company’s other filings with the U.S. Securities and Exchange Commission (SEC) or in materials incorporated therein by reference. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements to reflect subsequent events or circumstances or actual outcomes.  Actual results could vary materially depending on such risks and uncertainties that may affect the Company and its business.

Company Contact:

info@jerrick.media